UIL HOLDINGS CORPORATION
                 SENIOR EXECUTIVE INCENTIVE COMPENSATION PROGRAM


I.       PURPOSE

The purpose of the UIL Holdings Corporation Senior Executive Incentive Compensation Program (the "Program") is to promote the interests of UIL Holdings Corporation ("UIL" or the "Company"), its customers, and its shareowners by (i) helping to attract and retain executives and key managers of high ability, (ii) heightening the motivation of those executives and key managers to attain goals that are in the interests of shareowners and customers, and (iii) encouraging effective management teamwork among the executives and key managers. The Program is intended to permit Incentive Awards to qualify as "performance-based" compensation under Section 162(m) of the Internal Revenue Code.

II.      DEFINITIONS

In addition to the defined terms defined in Section I, the following shall be defined terms under the Program and have the meaning set forth below unless a different meaning is plainly required by the context in which a term is used:

         A.       "Board" shall mean the Board of Directors of the Company.

         B. "Challenge Goals" shall mean one or more performance goals, in addition to the Performance Goals, established by the Committee at any time as a basis for the Committee's permissible exercise of discretion in determining the amount of the Incentive Award earned by a Participant.

         C. "Chief Executive Officer" shall mean the chief executive officer of the Company.

         D. "Committee" shall mean the Compensation and Executive Development Committee of the Board, or such other committee as the Board may designate.

         E. "Compensation" shall mean the annual base salary of a Participant as of the date on which the Committee establishes Performance Goals in the applicable Year.

         F. "Incentive Award Opportunity" means the Participant's opportunity to earn specified amounts based on performance during a Performance Period. An Incentive Award Opportunity constitutes a conditional right to receive settlement of an Award.

         G. "Incentive Award" shall mean an award earned by a Participant pursuant to the Program. An "Annual Incentive Award" shall mean an award earned based on performance over a Performance Period not exceeding one year, and a "Long-Term Incentive Award" shall mean an award earned based on performance over a Performance Period exceeding one year.

         H. "Maximum Incentive Award" shall mean an amount, specified by the Committee, up to 200% (two hundred percent) of the Participant's Target Incentive Award. The amount of the Maximum Incentive Award shall be determined by the Committee.

         I. "Participant" shall mean an eligible person who is selected by the Committee as eligible to earn an Incentive Award for a particular Performance Period.

         J. "Performance Goal" shall mean one or more objective performance goals, established by the Committee at the time an Incentive Award Opportunity is authorized, and based upon the attainment of specified performance levels with respect to one or any combination of the following criteria, which may be determined by reference to the Company's performance or the performance of a Subsidiary (or any business unit):
                  (i) net income; (ii) earnings, before or after income taxes;
                  (iii) earnings per share; (iv) pre-tax operating income;
                  (v) expense management; (vi) profitability, including profitability of an identifiable business unit or product;
                  (vii) revenue; (viii) shareowner value creation measures, including but not limited to stock price or total shareowner return; (ix) return measures, including return on assets (gross or net), return on investment, return on capital, or return on equity; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) net economic profit (operating earnings minus a charge for capital) or economic value created; (xii) strategic innovation; (xiii) dividend levels; (xiv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, completion of capital and debt transactions, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures; or (xv) any combination of the foregoing. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

         K. "Performance Period" shall mean the period, specified by the Committee, over which an Incentive Award may be earned.

         L. "Subsidiary" shall mean one or more corporations, a majority of the outstanding shares of voting stock of which is owned directly or indirectly by the Company. An employee of a Subsidiary shall only be eligible to participate in the Program if selected for participation by the Committee in accordance with Section IV hereof.

         M. "Target Incentive Award" shall mean the Incentive Award Opportunity that may be earned by a Participant for achievement of the Target Level of Performance in a given Performance Period.

         N.       "Year" shall mean a calendar year.

III.     ADMINISTRATION OF THE PROGRAM

         A. COMMITTEE AUTHORITY. The Program shall be administered by the Committee, which shall have full and final authority to take all actions hereunder, subject to and consistent with the provisions of the Program. The composition and governance of the Committee shall be established in the Committee's Charter, as approved from time to time by the Board, and other corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member to meet any qualification standard set forth in the Committee Charter or this Program.

         B. COMMITTEE PROCEDURES. The Committee may adopt rules and practices for carrying out the Program and may take such action in the administration of the Program not inconsistent with the terms hereof as it shall deem appropriate. Such rules and practices shall be considered as incorporated into this Program by reference. All questions of interpretation and construction of the Program, of any rights arising by reason of the Program, or of the provisions of any instrument or document used in connection with the Program shall be determined by the Committee. The Committee may delegate authority with respect to such aspects of the administration of the Program to such individuals, who may be employees of the Company or its Subsidiaries, as the Committee may determine, to the fullest extent permitted by applicable law and under the listing standards of the New York Stock Exchange. Decisions of the Committee on all matters relating to the Program shall be conclusive and binding upon all persons.

         C. COMMITTEE DISCRETION NOT TO AUTHORIZE INCENTIVE AWARD OPPORTUNITIES. The Committee, in its sole discretion, may determine not to put the Program into effect for a given Year or other Performance Period.


IV.      ELIGIBILITY AND SELECTION OF PARTICIPANTS

Employees of the Company or any Subsidiary who are or may become executive officers of the Company may be selected by the Committee to participate in this Program. Prior to, or within the first 90 days of, each Performance Period, the Committee may, in its sole discretion, select persons to be Participants in the Program for the Performance Period (but such selection shall not occur after more than 25% of the Performance Period has elapsed). No person shall at any time have a right to be selected as a Participant for any Performance Period nor, having been selected as a Participant for any one Performance Period, shall have a right to be selected as a Participant for any other Performance Period. The fact that a person is selected as a Participant for any Performance Period shall not mean that such person will necessarily receive an Incentive Award for that Performance Period.

V.       PER-PERSON AWARD LIMITATION

Incentive Award Opportunities granted to any one eligible Employee shall be limited such that the amount potentially earnable for performance completed in any one Year shall not exceed the Participant's Annual Limit. For this purpose, the Annual Limit shall equal $2.5 million plus the amount of the Participant's cumulative unused Annual Limits as of the close of the previous fiscal year; provided, however, that any unused Annual Limit that is not used within five years of the original opportunity shall cease to be carried forward to a subsequent year. For this purpose, (i) "earning" means satisfying performance conditions so that an Award Opportunity becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, and (ii) for purposes of determining the extent to which a Participant has used an Annual Limit plus any carryover limit, the Participant's Award Opportunity is deemed paid at the maximum level, even though the Participant may receive less than the maximum level of payout.

VI.      ANNUAL INCENTIVE AWARDS

         A. DETERMINATION OF PARTICIPANT'S TARGET ANNUAL INCENTIVE AWARD AND RELATED TERMS

                  (1) Prior to, or within the first 90 days of, each Year for which Annual Incentive Award Opportunities are to be authorized, the Committee shall determine the amount of the Target Annual Incentive Award for each Participant for that Year. For this purpose, the Committee shall assign a Target Annual Incentive Award Percentage for each Participant, by specifying a percentage of Compensation for Participants' Salary Grades or by otherwise assigning a Target Annual Incentive Award Percentage to each Participant. The product of the Target Annual Incentive Award Percentage and the Participant's Compensation (a dollar amount) shall constitute the Participant's Target Annual Incentive Award. The Committee shall at the same time specify the Maximum Incentive Award for that Year for each Participant.

                  (2) At the time it takes the actions specified in (1) above, the Committee shall specify the Maximum Annual Incentive Award, which is the maximum amount which may be awarded to each Participant with respect to any annual Performance Period.

         B. ESTABLISHMENT OF PERFORMANCE GOALS AND CHALLENGE GOALS, AND CORRESPONDING LEVELS OF EARNING OF TARGET ANNUAL INCENTIVE AWARDS

                  (1) Prior to, or within the first 90 days of, each Year for which Annual Incentive Award Opportunities are to be authorized, and after having received the recommendations of the Chief Executive Officer with respect to eligible employees other than himself, the Committee shall, in its sole discretion, establish in writing a specific Performance Goal for each person selected to be a Participant in the Program for that Year. Performance Goals may apply to an individual Participant or to groups of Participants. The Committee shall also establish in writing a range, grid, formula or other information that specifies the level of achievement of the Performance Goal that will result in a Participant potentially earning the Target Annual Incentive Award, and, in the Committee's discretion, other specified levels of achievement of the Performance Goal that will result in the Participant potentially earning varying proportions of the Target Annual Incentive Award ranging from 0% of the Target Annual Incentive Award up to the Maximum Annual Incentive Award. The Committee must establish a Performance Goal such that some level of achievement (or non-achievement) will result in the Participant earning no Annual Incentive Award, and the Committee may not authorize the earning of an Incentive Award exceeding the Maximum Incentive Award.

                  (2) The Committee may at any time, in its discretion, specify Challenge Goals applicable to a Participant or group of Participants for a given annual Performance Period. Achievement of a Challenge Goal may not result in the potential earning of any portion of the Target Annual Incentive Award unless a specific Performance Goal has also been met with respect to that portion of the Target Annual Incentive Award. The achievement of the Performance Goal will be deemed to authorize the Committee to pay out the Maximum Annual Incentive Award or a pre-set percentage of the Maximum Annual Incentive Award established by the Committee in accordance with
                           Section VI.B(1), with the level of achievement of the Challenge Goal, as specified by the Committee, to determine whether that full amount or a reduced amount will be paid out as an Annual Incentive Award. Thus, for purposes of Section 162(m) of the Internal Revenue Code, Challenge Goals, the corresponding Annual Incentive Award amounts that will be paid out upon achievement of the Challenge Goals and related terms will represent an exercise of negative discretion by the Committee.

VII.     OTHER INCENTIVE AWARDS

         A. DESIGNATION OF INCENTIVE AWARD OPPORTUNITIES AND PERFORMANCE GOALS. The Committee is authorized to designate Incentive Award Opportunities in addition to the Annual Incentive Award Opportunities authorized under Section VI, subject to the following terms:

                  (1) The Committee will designate the terms of Incentive Award Opportunities under this Section VII prior to, or during the first 90 days of , the Performance Period, but in no event after more than 25% of the Performance Period has elapsed, to the extent required in order that the Incentive Award can qualify as performance-based under Section 162(m) of the Internal Revenue Code. Such designations shall be in writing.

                  (2) The Committee will designate the Performance Period for the Incentive Award Opportunity.

                  (3) The Committee will designate, for each Participant, the Incentive Award Opportunity such Participant may earn for such Performance Period, including a Target Incentive Award Opportunity and a Maximum Incentive Award that the Participant may earn for such Performance Period. Unless otherwise determined by the Committee, the Incentive Award Opportunity earnable by each Participant shall range from 0% to the Maximum Incentive Award as designated by the Committee, such percentage to be applied to the Target Incentive Award Opportunity.

                  (4) The Committee will designate the Performance Goal the achievement of which will result in the earning of the Incentive Award Opportunity, and the levels of earning of the Incentive Award Opportunity corresponding to the levels of achievement of the Performance Goal. The Committee shall specify a table, grid, formula, or other information that sets forth the amount of a Participant's Award Opportunity that will be earned corresponding to the level of achievement of a specified Performance Goal. The Committee must establish a Performance Goal such that some level of achievement (or non-achievement) will result in the Participant earning no Incentive Award for the Performance Period, and the Committee may not authorize the earning of an Incentive Award exceeding the Maximum Incentive Award for the Performance Period or exceeding the limit specified in Section V.

         B. DESIGNATION OF CHALLENGE GOALS AND COMMITTEE DISCRETION. As specified in Section VII(A) above, an Incentive Award Opportunity authorized under this Section VII must require that a Performance Goal be attained as a condition to the earning of an Incentive Award. The Committee may at any time, in its discretion, specify Challenge Goals applicable to a Participant or group of Participants for a given Performance Period. The achievement of the Performance Goal will be deemed to authorize the Committee to pay out the Maximum Incentive Award or a percentage of the Maximum Incentive Award established by the Committee, with the level of achievement of the Challenge Goal, as specified by the Committee, to determine whether that full amount or a reduced amount will be paid out as an Incentive Award for the Performance Period. Thus, for purposes of Section 162(m) of the Internal Revenue Code, Challenge Goals, the corresponding Incentive Award amounts that will be paid out upon achievement of the Challenge Goals and related terms will represent an exercise of negative discretion by the Committee. Likewise, even if the Committee has not specified Challenge Goals, it retains discretion to assess other measures of performance or other factors to determine whether the final Incentive Award for a Performance Period will be paid out at the level that would apply based solely on the achievement of the Performance Goal or at a reduced level.

VIII.    TERMS APPLICABLE TO ALL INCENTIVE AWARDS

          A. TERMINATION AND RELATED PROVISIONS. Subject to the terms of this Program, the Committee may specify the circumstances in which Incentive Awards shall be paid or forfeited in the event of a change in control, termination of employment in specified circumstances, or other event prior to payment in settlement of an Incentive Award; provided, however, that any payments resulting from a change in control or termination of employment need not qualify as performance-based compensation under Section 162(m) if the authorization of such non-qualifying payments would not otherwise disqualify the Incentive Award or authorization thereof from Section 162(m) qualification in cases in which no change in control or termination of employment occurred.

         B. ADJUSTMENTS. The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, authorization of an Incentive Award and related Performance Goals in recognition of unusual or nonrecurring events, including stock splits, stock dividends, reorganizations, mergers, consolidations, large, special and non-recurring dividends, and acquisitions and dispositions of businesses and assets, affecting the Company and its subsidiaries or other business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee's assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided, however, that no such adjustment shall be authorized or made if and to the extent that the existence or exercise of such authority (i) would cause an authorization of an Incentive Award hereunder to fail to qualify as performance-based compensation under
                  Section 162(m) of the Internal Revenue Code and regulations thereunder, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the Performance Goals relating to an authorized Incentive Award. In addition, the Committee shall not adjust an Incentive Award to a Participant to reflect his or her adjusted Compensation during the Performance Period.

         C.       OTHER TERMS OF INCENTIVE AWARD OPPORTUNITIES.

                  (1) The amount of the Participant's Target Incentive Award for any Performance Period for which no Incentive Award Opportunity is authorized by the Committee shall be zero.

                  (2) The Committee retains discretion to reduce a Participant's Target Incentive Award during a Performance Period, including in any case in which the Company reduces or omits a dividend on its common stock during the Performance Period.

         D.       DETERMINATION OF INCENTIVE AWARDS.

                  (1) Promptly following each Performance Period as to which Incentive Award Opportunities have been authorized, and after audited financial results for the Performance Period are available to the Committee if the Performance Goal calls for performance to be measured based on such audited financial results, the Committee, after having received the recommendations of the Chief Executive Officer with respect to Participants other than himself or herself, shall determine the level of achievement of Performance Goals and the corresponding amount of the Incentive Award potentially earned by each Participant for such Performance Period (the "Potential Incentive Award"). If a Challenge Goal has also been specified for a Participant and the related Performance Goal was met, the Committee shall also determine the level of achievement of the Challenge Goal and any resulting adjustment that would reduce the amount of the Incentive Award to be paid from the Potential Incentive Award amount. The Committee retains authority to exercise negative discretion to reduce the amount of the final Incentive Award to be paid below the Potential Incentive Award amount. The Committee may not exercise positive discretion to increase the amount of the final Incentive Award above the Potential Incentive Award amount, but it retains discretion to not make an adjustment relating to a Challenge Award.

                  (2) The Committee, in its sole discretion, may grant an adjusted Incentive Award to a Participant to reflect his or her shorter period of participation during the Performance Period due to termination by reason of death, permanent disability, retirement, or for other good cause. In the event a Participant's employment with the Company or its Subsidiaries terminates during the Performance Period for reasons other than death, permanent disability or retirement, no Incentive Award shall be payable with respect to such Participant, unless the Committee determines otherwise. The Committee shall have no authority to make payments under this Section VIII(D)(2) if the existence of such authority would cause the authorization of an Incentive Award under this Program to fail to qualify as performance-based compensation under Code Section 162(m).

                  (3) Determinations by the Committee as to the level of actual achievement of the Performance Goals and the amount of any final Incentive Award earned shall be recorded in writing in accordance with applicable Treasury Regulations under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to payment each such Incentive Award, that the Performance Goal relating to the Award and other material terms of the Award upon which settlement was conditioned have been satisfied.

IX.      PAYMENT OF INCENTIVE AWARDS

Any non-deferred Incentive Award shall be paid and settled by the Company promptly after the date of determination by the Committee under Section VIII(D) hereof. A Participant may elect to defer receipt of any portion of his or her Incentive Award into the Company's Executive Deferred Compensation Program or any other deferred compensation program of the Company, if the terms of such program then permit such deferrals. Incentive Awards shall be paid by the Company to Participants in cash; provided, however, that the Committee may pay out an Incentive Award in shares or share-based awards if the Committee provided for such a payout at the time it established the Performance Goal and if the shares of Common Stock or share-based awards are authorized under and drawn from an equity compensation plan of the Company. The Company may deduct from any Incentive Award the amount of taxes, if any, which the Company is required to withhold with respect to the Award.

X.       MISCELLANEOUS

         A.       ASSIGNMENTS AND TRANSFERS

                  The rights and interests of a Participant under the Program may not be assigned, encumbered, or transferred; provided however, that in the event of the Participant's death, any Incentive Award payable hereunder shall be paid to the executor or administrator of the Participant's estate.

         B.       PROGRAM CREATES NO EMPLOYMENT RIGHTS

                  Neither the establishment of the Program, eligibility to participate nor any action taken hereunder shall be construed as creating a contract of employment, or as a term or provision of any such contract, or as giving any employee any right to be retained in the employ of the Company or a Subsidiary.

         C.       NO LIMIT ON OTHER COMPENSATION ARRANGEMENTS

                  Neither the establishment of the Program, the approval thereof (or approval of specific terms of the Program) by shareowners nor any provision of the Program shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements maybe either generally applicable or applicable only in specific cases.

         D.       NATURE OF PARTICIPANT'S INTEREST

                  Any amounts payable to a Participant under the Program shall constitute solely a general, unsecured liability of the Company, payable exclusively out of the Company's general assets and in no event shall the Company or any Subsidiary be obligated to segregate any funds or assets to secure the payment of any such amount. No action pursuant to the Program shall confer upon any Participant any right, title, or interest in any assets of the Company or a Subsidiary.

         E.       AMENDMENT, SUSPENSION, OR TERMINATION OF PROGRAM

                  The Board may amend, suspend, or terminate the Program at any time, provided, however, that any such amendment or modification shall be subject to the approval of the shareowners of the Company if such shareowner approval is required to preserve the Company's federal income tax deduction for Incentive Awards under the Program pursuant to the "other performance-based compensation" exception in
                  Section 162(m)(4)(C) of the Internal Revenue Code.

         F.       EFFECTIVE DATE

                  The Program is effective for the fiscal year beginning January 1, 2004, subject to approval by the shareowners of the Company at the 2004 Annual Meeting of Shareowners.

         G.       LONG-TERM INCENTIVES NOT ANNUAL BONUS FOR PURPOSES OF OTHER
                  PLANS

                  Amounts earned or payable under the Plan in connection with Incentive Awards not designated by the Committee as "Annual Incentive Awards" shall not be deemed to be annual incentive or annual bonus compensation (regardless of whether an Incentive Award is earned by performance in Performance Period of one year or less) for purposes of any retirement or supplemental pension plan of the Company, any employment agreement or change of control agreement between the Company and any Employee, or for purposes of any other plan, unless the Company shall enter into a written agreement that specifically identifies this Plan by name and specifies that amounts earned or payable in respect of such Incentive Award shall be considered to be annual incentive or annual bonus compensation.

         H.       APPLICABLE LAW

                  The interpretation of the provisions hereof and the administration of the Program shall be governed by the laws of Connecticut.